Exhibit 6.1

AMENDMENT NO. 1 TO

AGREEMENT OF PURCHASE, SALE, AND CO-OWNERSHIP

This AMENDMENT NO. 1 TO AGREEMENT OF PURCHASE, SALE, AND CO-OWNERSHIP (the “Amendment”) to the Agreement of Purchase, Sale, and Co-Ownership (the “Agreement”), dated June 8, 2020, by and between MY RACEHORSE CA LLC, a Nevada limited liability company (the “Purchaser”) , whose principal address is 250 W. First St., Ste. 256, Claremont, California 91711, EXPERIENTIAL SQUARED, INC., a Delaware corporation (“Guarantor”), whose principal address is 250 W. First St., Ste. 256, Claremont, California 91711 and SPENDTHRIFT FARM, LLC, a Kentucky limited liability company (the “Seller”) , whose principal address is 884 Iron Works Pike, Lexington, Kentucky 40511, is entered into on December 11, 2020 (“Effective Date”), with reference to the following facts:

W I T N E S S E T H:

WHEREAS, the Purchaser, Guarantor, and Seller are parties to the Agreement whereby Seller sold Purchaser a 12.5% interest in a 2017 colt named, AUTHENTIC by INTO MISCHIEF out of FLAWLESS, by MR. GREELEY (the “Horse”);

WHEREAS, in connection with the Agreement, the Purchaser and Seller are parties to that certain Equine Co-Ownership and Acquisition Agreement, dated as of June 8, 2020 (the “Co-Ownership Agreement”), which is attached as Exhibit B and incorporated by reference in the Agreement;

WHEREAS, Seller owns an undivided eighty seven and one half percent (87.5%) interest in the Horse (the “Remaining Interest”);

WHEREAS, Seller desires to amend certain provisions of the Co-Ownership Agreement, and Purchaser desires to accept the amendment clauses proposal from Seller, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1.              Amendments to Section 4 of the Co-Ownership Agreement.

(a)            Section 4 of the Co-Ownership Agreement is amended to reduce the interest rate from three and one half percent (3.5%) per annum to one and sixty-five hundredths percent (1.65%) per annum in each place in which it appears in Section 4 of the Co-Ownership Agreement.

(b)            The portion of Section 4 of the Co-Ownership Agreement set forth in (i) below shall be superseded and replaced with the language set forth in (ii) below, as follows:

(i)             “Upon the Horse’s retirement the Horse shall be retired to stand at stud at Spendthrift Farm in Lexington, Kentucky, any revenues generated by the Horse as a stallion shall be divided pro-rata among the Co-Owners (after the Purchaser’s Co-Ownership’s share of stallion revenues has first satisfied any of the foregoing sums due the Original Owner set forth above).”

(ii)            “Upon the Horse’s retirement the Horse shall be retired to stand at stud at Spendthrift Farm in Lexington, Kentucky, any revenues generated by the Horse as a stallion shall be divided pro-rata among the Co-Owners; provided, however that fifty percent (50%) of the Horse’s annual stallion revenues shall be used to satisfy any of the foregoing sums due the Original Owner set forth above and 50% of the Horse’s annual stallion revenues will be payable pro-rata among the Co-Owners).”

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2.              Miscellaneous.

(a)            Effect on the Agreement. Except as provided herein, the Agreement shall remain in full force and effect and otherwise unchanged. In the event of any inconsistencies between the Agreement and this Amendment, the terms of this Amendment shall take precedence.

(b)            References to Agreement. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith or herewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

(c)            Governing Law. Except as otherwise provided herein to the contrary, this Amendment shall be governed by, construed and enforced in accordance with the laws (other than the law governing conflict of law questions) of the Commonwealth of Kentucky, United States of America. The federal courts in Lexington, Kentucky shall have the exclusive jurisdiction over any dispute between Purchaser, Guarantor and Seller. Purchaser, Guarantor and Seller each hereby consents to service of process, personal jurisdiction and venue in any court sitting in Fayette County, Kentucky.

(d)            Binding Effect. This Amendment is binding upon and shall inure to the benefit of the Company, the Agreement participants, and their permitted successors and assigns.

(e)            No Third-Party Beneficiaries. There are no third-party beneficiaries of this Amendment. None of the provisions of this Amendment shall be for the benefit of or enforceable by any third-party creditor of the Company.

(f)             Time of Essence; Specific Performance. Time is of the essence to the performance of this Amendment. The parties agree that, in addition to any other rights the parties may have, each party shall have the right to specifically enforce the terms of this Amendment, it being agreed that damages for breach would be impossible to determine.

(g)            Costs related to Breach. Failure of any party to abide by and perform any and all terms, covenants, conditions, and obligations of this Amendment shall constitute a default and shall, in addition to any other remedies provided by law or in equity, entitle the wronged party to reasonable attorney fees and legal costs related to such breach.

(h)            Execution Counterparts. This Amendment may be executed in multiple counterparts and all such counterparts shall collectively constitute an original agreement, which may be evidenced by any one counterpart. This Amendment may also be executed and delivered by facsimile transmission in lieu of original or machine generated or copied documents, provided that the original copy or copies of the Amendment signed by Seller shall be provided to Purchaser, and the original copy of the Amendment signed by Purchaser shall be provided to Seller’s Representative, both within ten (10) days after the signing.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

SPENDTHRIFT FARM, LLC

/s/ WAYNE HUGHES
By: B. WAYNE HUGHES

Its:____________________________

State of Kentucky

County of Fayette

Subscribed to before me, a notary public, by B. Wayne Hughes, personally known to me, on this the ____ day of December, 2020.

_______________________________
Notary Public for the State and County above

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PURCHASER

MY RACEHORSE CA LLC

By:____________________________

Its:_____________________________

State of Kentucky

County of Fayette

Subscribed to before me, a notary public, by _______________, personally known to me, on this the ____ day of December, 2020.

_______________________________
Notary Public for the State and County above

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GUARANTOR:

EXPERIENTIAL SQUARED, INC.

By:_____________________________

Its:_____________________________

State of Kentucky

County of Fayette

Subscribed to before me, a notary public, by ________________, personally known to me, on this the ____ day of December, 2020.

_______________________________
Notary Public for the State and County above

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